Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

April 15, 2007

among

SLM CORPORATION,

MUSTANG HOLDING COMPANY INC.

and

MUSTANG MERGER SUB, INC.

TABLE OF CONTENTS

			PAGE

ARTICLE 1
DEFINITIONS
Section	1.01.	Definitions	1
Section	1.02.	Other Definitional and Interpretative Provisions	7

ARTICLE 2
THE MERGER
Section	2.01.	The Merger	8
Section	2.02.	Conversion of Shares	8
Section	2.03.	Surrender and Payment	9
Section	2.04.	Stock Options; Restricted Stock Units; Restricted Stock and
		Equivalents	10
Section	2.05.	Adjustments	11
Section	2.06.	Withholding Rights	11
Section	2.07.	Lost Certificates	12
Section	2.08.	Dissenting Shares	12
Section	2.09.	Preferred Stock	13

ARTICLE 3
THE SURVIVING CORPORATION
Section	3.01.	Certificate of Incorporation	13
Section	3.02.	Bylaws	13
Section	3.03.	Directors and Officers	13

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section	4.01.	Corporate Existence and Power	13
Section	4.02.	Corporate Authorization	14
Section	4.03.	Governmental Authorization	14
Section	4.04.	Non-Contravention	15
Section	4.05.	Capitalization	15
Section	4.06.	Subsidiaries	16
Section	4.07.	SEC Filings and the Sarbanes-Oxley Act	16
Section	4.08.	Financial Statements	18
Section	4.09.	Disclosure Documents	18
Section	4.10.	Absence of Certain Changes	18
Section	4.11.	No Undisclosed Material Liabilities	18
Section	4.12.	Compliance with Laws and Court Orders	19
Section	4.13.	Litigation	19
Section	4.14.	Finders’ Fees	19

i

Section	4.15.	Opinions of Financial Advisors	19
Section	4.16.	Taxes	19
Section	4.17.	Employee Benefit Plans	21
Section	4.18.	Environmental Matters	23
Section	4.19.	Real Property	23
Section	4.20.	Material Contracts	24
Section	4.21.	Anti-Takeover Statutes	24
Section	4.22.	Insurance	24
Section	4.23.	Derivative Transactions	25
Section	4.24.	Agreements with Regulators	25
Section	4.25.	Securitizations	26
Section	4.26.	Student Loan Portfolio	26

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT
Section	5.01.	Corporate Existence and Power	27
Section	5.02.	Corporate Authorization	27
Section	5.03.	Governmental Authorization	28
Section	5.04.	Non-Contravention	28
Section	5.05.	Disclosure Documents	28
Section	5.06.	Litigation	28
Section	5.07.	Finders’ Fees	29
Section	5.08.	Financial Activities	29
Section	5.09.	Financing	29
Section	5.10.	Solvency	30

ARTICLE 6
COVENANTS OF THE COMPANY
Section	6.01.	Conduct of the Company	30
Section	6.02.	Stockholder Meeting; Proxy Material	33
Section	6.03.	Solicitation; Other Offers	33
Section	6.04.	No Control of Other Party’s Business	36

ARTICLE 7
COVENANTS OF PARENT
Section	7.01.	Conduct of Parent and Merger Subsidiary	37
Section	7.02.	Obligations of Merger Subsidiary	37
Section	7.03.	Voting of Shares	37
Section	7.04.	Director and Officer Liability	37

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY
Section	8.01.	Reasonable Best Efforts	39

ii

Section	8.02.	Certain Filings	41
Section	8.03.	Public Announcements	42
Section	8.04.	Further Assurances	42
Section	8.05.	Access to Information	42
Section	8.06.	Notices of Certain Events	42
Section	8.07.	Confidentiality	43
Section	8.08.	Employee Matters	43
Section	8.09.	Financing	44
Section	8.10.	Convertible Notes	48

ARTICLE 9
CONDITIONS TO THE MERGER
Section	9.01.	Conditions to the Obligations of Each Party	48
Section	9.02.	Conditions to the Obligations of Parent and Merger
		Subsidiary	49
Section	9.03.	Conditions to the Obligations of the Company	49

ARTICLE 10
TERMINATION
Section	10.01.	Termination	49
Section	10.02.	Effect of Termination	51

ARTICLE 11
MISCELLANEOUS
Section	11.01.	Standard	52
Section	11.02.	Notices	52
Section	11.03.	Survival of Representations and Warranties	53
Section	11.04.	Amendments and Waivers	53
Section	11.05.	Expenses	53
Section	11.06.	Disclosure Schedule References	54
Section	11.07.	Binding Effect; Benefit; Assignment	55
Section	11.08.	Governing Law	55
Section	11.09.	Jurisdiction	55
Section	11.10.	WAIVER OF JURY TRIAL	55
Section	11.11.	Counterparts; Effectiveness	55
Section	11.12.	Entire Agreement	56
Section	11.13.	Severability	56
Section	11.14.	Specific Performance	56

iii

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 15, 2007 among SLM Corporation, a Delaware corporation (the “Company”), Mustang Holding Company Inc., a Delaware corporation (“Parent”), and Mustang Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H

     WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent;

     WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Transaction Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

     WHEREAS, the Boards of Directors of Parent and Merger Subsidiary have approved this Agreement and declared it advisable for Parent and Merger Subsidiary, respectively, to enter into this Agreement; and

     WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

     “Closing Date” means the date on which the Effective Time occurs.

     “Code” means the Internal Revenue Code of 1986.

     “Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2006 and the footnotes thereto set forth in the Company 10-K.

     “Company Balance Sheet Date” means December 31, 2006.

     “Company Bank” means Sallie Mae Bank.

     “Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary prior to the execution and delivery of this Agreement.

     “Company Stock” means the common stock, $0.20 par value, of the Company.

     “Company Stock Plan” means the Company’s Board of Directors Stock Option Plan, 1993-1998 Stock Option Plan, Directors Stock Plan, Employee

Stock Option Plan, Amended and Restated Employee Stock Purchase Plan, Management Incentive Plan, the Deferred Compensation Plans, the SLM Corporation Incentive Plan and any other Employee Plan providing for the grant or award of Company Stock, options to purchase Company Stock, Restricted Stock, Restricted Stock Units or other equity-based awards.

     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the SEC on March 1, 2007.

     “Confidentiality Agreements” means the confidentiality agreements entered into prior to the date hereof between the Company and certain Affiliates of Parent.

     “Convertible Notes” means the SLM Corporation Floating Rate Convertible Senior Debentures Due 2035 issued pursuant to the Indenture, dated as of May 20, 2003 between the Company and JPMorgan Chase Bank as Trustee.

     “Deferred Compensation Plans” means the Company’s Deferred Compensation Plan for Key Employees and the Student Loan Marketing Association Deferred Compensation Plan for Directors.

     “Delaware Law” means the General Corporation Law of the State of Delaware.

     “Environmental Laws” means any Applicable Law relating to the environment, or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “GAAP” means generally accepted accounting principles in the United States.

     “Governmental Authority” means any transnational, domestic or foreign, federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “knowledge” means, (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Material Adverse Effect” means a material adverse effect on the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole, except to the extent any such effect results from: (a) changes in GAAP or changes in regulatory accounting requirements applicable to any industry in which the Company or any of its Subsidiaries operate; (b) changes in Applicable Law (provided that, for purposes of this definition, “changes in Applicable Law” shall not include any changes in Applicable Law relating specifically to the education finance industry that are in the aggregate more adverse to the Company and its Subsidiaries, taken as a whole, than the legislative and budget proposals described under the heading “Recent Developments” in the Company 10-K, in each case in the form proposed publicly as of the date of the Company 10-K) or interpretations thereof by any Governmental Authority; (c) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets; provided that such changes do not disproportionately affect the Company relative to similarly sized financial services companies and provided that this exception shall not include changes excluded from clause (b) of this definition pursuant to the proviso contained therein; (d) any proposed law, rule or regulation, or any proposed amendment to any existing law, rule or regulation, in each case affecting the Company or any of its Subsidiaries and not enacted into law prior to the Closing Date; (e) changes affecting the financial services industry generally; provided that such changes do not disproportionately affect the Company relative to similarly sized financial services companies and provided that this exception shall not include changes excluded from clause (b) of this definition pursuant to the proviso contained therein; (f) public disclosure of this Agreement or the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement; (g) any change in the debt ratings of the Company or any debt securities of the Company or any of its Subsidiaries in and of itself (it being agreed that this exception does not cover the underlying reason for such change, except to the extent such reason is within the scope of any other exception within this definition); (h) any actions taken (or omitted to be taken) at the written request of Parent; or (i) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required pursuant to this Agreement.

     “1933 Act” means the Securities Act of 1933.

     “1934 Act” means the Securities Exchange Act of 1934.

     “Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company prior to the execution and delivery of this Agreement.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Preferred Stock” means the preferred stock, $0.20 par value, of the Company.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

     “SEC” means the Securities and Exchange Commission.

     “Series A Preferred Stock” means the 6.97% Cumulative Redeemable Preferred Stock.

     “Series B Preferred Stock” means the Floating-Rate Non-Cumulative Preferred Stock.

     “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company or Parent or any of their respective Affiliates.

     “Transaction Committee” means a committee of the Company’s Board of Directors formed for the purpose of, among other things, evaluating, and making a recommendation to the Board of Directors of the Company with respect to, this Agreement and the Merger.

     “Unencumbered Assets” means assets of the Company and its Subsidiaries that are not subject to any Lien, other than any non-consensual Lien arising as a matter of law.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.03(g)
Act	4.26(a)
Adverse Recommendation Change	6.03(b)
Agreement	Preamble
Certificates	2.03(a)
Commitment Letters	5.09
Company	Preamble
Company Board Recommendation	4.02(b)
Company Proxy Statement	4.09
Company Regulatory Agreement	4.24
Company Representatives	6.03(b)
Company SEC Documents	4.07
Company Securities	4.05(b)
Company Stock Option	2.04(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
D&O Insurance	7.04(b)
Debt Commitment Letter	5.09
Debt Financing	5.09
Deferred Stock Units	2.04(b)
Derivative Transactions	4.23
Dissenting Shares	2.08
Effective Time	2.01(b)
Employee Plans	4.17(a)
End Date	10.01(b)
Equity Commitment Letters	5.09
Equity Financing	5.09
Equity Syndication	8.09(a)
ESPP	2.04(e)
Exchange Agent	2.03(a)
FDIC	4.03
FFELP Loan	4.26(a)
Financing	5.09
High-Yield Financing	8.09(a)
Indemnified Person	7.04(a)
internal controls	4.07(f)
Leased Properties	4.19(b)

Term	Section
Marketing Period	8.09(a)
Material Contract	4.20
Merger	Recitals
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.17(c)
NASD	4.03
Notice Period	6.03(d)
Owned Properties	4.19(a)
Parent	Preamble
Parent Termination Fee	11.05(c)
Payment Event	11.05(b)
PBGC	4.17(b)
Permitted Encumbrances	4.19(a)
Private Loans	4.26(b)
Real Property	4.19(b)
Required Information	8.09(b)
Restricted Stock	2.04(c)
Restricted Stock Units	2.04(b)
Securitization Disclosure Documents	4.25(b)
Securitization Transaction	4.25(a)
Student Loans	4.26(b)
Specified Actions	8.01(a)
Superior Proposal	6.03(g)
Surviving Corporation	2.01(a)
Tax	4.16(d)
Taxing Authority	4.16(d)
Tax Return	4.16(d)
Termination Fee	11.05(b)
Uncertificated Shares	2.03(a)
Utah Commissioner	4.03

     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a non-transient visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a particular statute or law shall be to such statute or law, as amended from time to time, and the rules and regulations promulgated thereunder.

ARTICLE 2
THE MERGER

     Section 2.01. The Merger. (a) At the Effective Time (as herein defined), Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

     (b) As soon as practicable (and in no event later than three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger; provided, however, that if the foregoing would occur on a date prior to the end of the Marketing Period (as herein defined), such actions shall instead occur on the earliest to occur of (i) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (ii) the final day of the Marketing Period (subject in each case to the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 9). The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

     Section 2.02. Conversion of Shares. At the Effective Time:

     (a) except (i) as otherwise provided in Section 2.02(b) or (ii) for Dissenting Shares (as herein defined), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $60.00 in cash, without interest (the “Merger Consideration”);

     (b) each share of Company Stock held by the Company as treasury stock (other than shares in an Employee Plan of the Company) or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

     (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the exchange agent in the Merger (the “Exchange Agent”). Prior to or at the Effective Time, Parent shall deposit with the Exchange Agent cash in an amount equal to the aggregate amounts payable under Section 2.02(a) and Section 2.04. The funds so deposited with the Exchange Agent shall be held by the Exchange Agent and applied by it in accordance with this Section 2.03 and Section 2.04 for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

     (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.04. Stock Options; Restricted Stock Units; Restricted Stock and Equivalents. Except as may otherwise be agreed between Parent and a holder of a Company Stock Option (as herein defined), Restricted Stock Unit (as herein defined), Restricted Stock (as herein defined) or Deferred Stock Units (as herein defined):

     (a) As of the Effective Time, each option to acquire shares of Company Stock (each, a “Company Stock Option”) that then remains outstanding and originally was granted under any Company Stock Plan (other than the ESPP, which shall be governed by Section 2.04(e) below), whether or not then vested or exercisable, automatically shall be terminated at the Effective Time and converted into the right of the holder thereof to receive thereupon in full satisfaction of such Company Stock Option as of the Effective Time, an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option and (y) the number of shares of Company Stock issuable upon exercise of such Company Stock Option.

     (b) As of the Effective Time, each issued and outstanding restricted stock unit or similar equity-based awards (whether vested or unvested) granted under any Company Stock Plan (the “Restricted Stock Units”) shall be terminated and converted into the right to receive the Merger Consideration (subject to applicable withholding taxes) payable with respect to the number of shares of Company Stock represented by such unit or similar equity-based award. As of the Effective Time, all amounts held in participant accounts under the

Deferred Compensation Plans that are denominated in Company Stock shall be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Stock deemed held in such participant accounts (“Deferred Stock Units”). Such obligation shall be payable or distributable in accordance with the terms of the Deferred Compensation Plans (as amended to comply with Section 409A of the Code) and, prior to the time of any distribution, such deferred amounts shall be permitted to be deemed invested in another investment option under the applicable Plan.

     (c) As of the Effective Time, each issued and outstanding share of restricted stock (whether vested or unvested) granted under any Company Stock Plan (the “Restricted Stock”) shall be terminated and converted into the right to receive the Merger Consideration (subject to applicable withholding taxes) payable with respect to the number of shares of Company Stock represented by such share of Restricted Stock.

     (d) Prior to the Effective Time, the Company will use its commercially reasonable best efforts to obtain all consents of Third Parties and make all amendments, if any, to the terms of the Company Stock Plans and each outstanding award agreement issued pursuant to the Company Stock Plans, as applicable, and shall take all other actions within the control of the Company or its Subsidiaries, that are necessary to give effect to the foregoing provisions of this Section 2.04. Parent shall direct the Surviving Corporation to make the payments required under this Section 2.04 as promptly as practicable following the Effective Time.

     (e) The Company shall take all action as is necessary to cause the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) to be suspended effective as of a date not later than the end of the calendar month of the date of this Agreement, such that the current “offering period” will end on April 30, 2007 and will be the final offering period under the ESPP, and, as of the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, the Company shall terminate the ESPP.

     Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration shall be appropriately adjusted.

     Section 2.06. Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation, Parent or the Exchange Agent, as the case may be, so deducts and withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

     Section 2.08. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by Delaware Law (but only to the extent required thereby), shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock to be canceled pursuant to Section 2.02(b)) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of Delaware Law (the “Dissenting Shares”) will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under Delaware Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of Delaware Law and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

     Section 2.09. Preferred Stock. Each share of Series A Preferred Stock and Series B Preferred Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall have the rights and privileges as set forth in the Surviving Corporation’s certificate of incorporation.

ARTICLE 3
THE SURVIVING CORPORATION

     Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

     Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

     Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in (i) the Company 10-K, the Company’s Proxy Statement on Schedule 14A filed with the SEC on April 9, 2007 or the Company’s Current Reports on Form 8-K filed with the SEC since January 1, 2007 but prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature) if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, or (ii) the Company Disclosure Schedule, the Company represents and warrants to Parent that:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company.

     (b) At a meeting duly called and held, the Company’s Board of Directors, acting upon the unanimous recommendation of the Transaction Committee, has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.03) to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”). Such determination, approval and resolution is in effect and has not been rescinded or modified as of the date hereof.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the 1934 Act and any other applicable U.S. state or federal securities laws; (iv) the approval of the Federal Deposit Insurance Corporation (the “FDIC”) under the Change in Bank Control Act; (v) the approval of the Utah Commissioner of Financial Institutions (“Utah Commissioner”) under the Utah Financial Institutions Act; (vi) the approval of the National Association of Securities Dealers, Inc. (the “NASD”); (vii) any required approvals of any state licensing authorities having jurisdiction over the Company and any of its Subsidiaries; and (viii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 1,125,000,000 shares of Company Stock and (ii) 20,000,000 shares of Preferred Stock, of which 3,450,000 shares have been designated as Series A Preferred Stock and 4,000,000 shares have been designated as Series B Preferred Stock. As of April 9, 2007, there were outstanding 411,024,600 voting shares of Company Stock (which includes all outstanding shares of Restricted Stock), 3,300,000 shares of Series A Preferred Stock, 4,000,000 shares of Series B Preferred Stock, Company Stock Options to purchase an aggregate of 43,046,601 shares of Company Stock (of which Company Stock Options to purchase an aggregate of 25,550,133 shares of Company Stock were exercisable), 689,071.62 Restricted Stock Units and 949,378 deferred stock units credited to employees’ and directors’ accounts under the Deferred Compensation Plans. The Company has an obligation to issue up to 40,800 shares of Company Stock to participants in the ESPP in respect of the offering period thereunder ending April 30, 2007. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Section 4.05(a) of the Company Disclosure Schedule sets forth, as of the date hereof, the (i) aggregate number of Restricted Stock Units outstanding and (ii) aggregate number of Company Stock Options and the weighted average exercise price thereof.

     (b) Except as set forth in Section 4.05(a) and for changes since April 9, 2007 resulting from the exercise of employee and director stock options outstanding on such date, as of the date hereof there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. To the knowledge of the Company, no shares of Common Stock are held by any Subsidiary of the Company.

     Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or the failure to have all such licenses, authorizations, permits, consents and approvals would not be reasonably expected to have, individually and in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. All material Subsidiaries of the Company are identified on Section 4.06(a) of the Company Disclosure Schedule.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has delivered or made available (for purposes of this Agreement, filings that are publicly available prior to the date hereof on the EDGAR system of the SEC under the name of the Company or of a Company Subsidiary are deemed to have been made available) to Parent each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company pursuant to the 1933 Act or 1934 Act since January 1, 2006 and prior to the date of this Agreement (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”).

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act.

     (f) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2005.

     (g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in

Rule 3b-7 under the 1934 Act) or director of the Company other than those made in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable transactions with persons not related to the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended (subject to normal year-end adjustments in amounts consistent with past experience and the absence of footnotes in the case of any unaudited interim financial statements). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent specifically for use therein.

     Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (i) the business of the Company and its Subsidiaries has been conducted only in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto;

     (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; and

     (c) liabilities or obligations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is, and since January 1, 2005 has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 4.13. Litigation. Other than any matter addressed in the next sentence, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or otherwise affecting, the Company or any of its Subsidiaries before any Governmental Authority or arbitrator, that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     Section 4.14. Finders’ Fees. Except for UBS Securities LLC, Greenhill & Co., LLC and Sandler O’Neill & Partners, L.P., there are no investment bankers, brokers, finders or other intermediaries that have been retained by, or authorized to act on behalf of, the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. True and complete copies of the engagement letters of UBS Securities LLC, Greenhill & Co., LLC and Sandler O’Neill & Partners, L.P., relating to the foregoing have previously been provided to Parent.

     Section 4.15. Opinions of Financial Advisors. The Transaction Committee and the Board of Directors of the Company have received the separate opinions of each of UBS Securities LLC and Greenhill & Co., LLC, financial advisors to the Transaction Committee, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Stock from a financial point of view, subject to the limitations set forth therein.

     Section 4.16. Taxes. (a) All material Tax Returns (as herein defined) required by Applicable Law to be filed with any Taxing Authority (as herein defined) by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account any applicable extensions), and all such filed Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

     (c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

     (d) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or agreement or arrangement, other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries.

     (e) Neither the Company nor any of its Subsidiaries has within the past two years, or otherwise as part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) of which the Merger is also a part, been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

     (f) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) that has not been disclosed on the relevant Tax Return.

     (g) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person. “Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     Section 4.17. Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA and each material written employment, severance or similar contract, plan, arrangement or policy and each other material written plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans”.

     (b) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to Section 412 of the Code, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (ii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries or (iii) the PBGC has not instituted proceedings to terminate any such Plan.

     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past five years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

     (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under the Code.

     (e) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (f) There has been no amendment to, written interpretation or announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2006.

     (g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

     (h) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

     (i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

     (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust.

     (k) Since the Company Balance Sheet Date, the Company has not taken any action that would have been constrained by the provisions of Section 6.01(k) with respect to any director or executive officer of the Company had such action occurred after the date hereof.

     Section 4.18. Environmental Matters. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

     (i) no written notice, order, complaint or penalty has been received by the Company or any Subsidiary arising out of any Environmental Law, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any Subsidiary of any Environmental Laws;

     (ii) the Company and each Subsidiary have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

     (iii) the operations of the Company and each Subsidiary are in compliance with the terms of applicable Environmental Laws.

     Section 4.19. Real Property. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries:

     (a) has good and marketable title to all the real property reflected in the Company Balance Sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of, except (i) statutory Liens securing payments not yet due, (ii) statutory Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”); and

     (b) is the lessee of all leasehold estates reflected in the Company Balance Sheet or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor.

     Section 4.20. Material Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding as of the date hereof (i) that limits or otherwise restricts in any material respect the Company, any of its material Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its material Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any material line of business in any location or with any Person, (ii) that includes any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of the Company, its material Subsidiaries or any of their Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (iii) that is a material joint venture, alliance or partnership agreement, (iv) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed or incorporated by reference in the Company SEC Documents or (v) described in clauses (i) or (ii) of this sentence that, disregarding any materiality qualifiers contained therein, would apply to Parent or any of its Affiliates after the Effective Time (each, a “Material Contract”). Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, (ii) as of the date hereof, to the knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract and (iii) each Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect.

     Section 4.21. Anti-Takeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

     Section 4.22. Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

     Section 4.23. Derivative Transactions. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Derivative Transactions (as herein defined) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent business practices and applicable rules, regulations and policies of any Governmental Authority and other policies, practices and procedures employed by the Company and its Subsidiaries and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, (ii) the Company and each of its Subsidiaries have duly performed their obligations thereunder to the extent required, and (iii) to the Company’s knowledge, as of the date hereof, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Stock Option.

     Section 4.24. Agreements with Regulators. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2005, a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, or since January 1, 2005, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2005, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

     Section 4.25. Securitizations. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

     (a) Section 4.25(a) of the Company Disclosure Schedule sets forth a list of, and the Company has delivered to Parent true and correct copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) (“Securitization Transaction”) effected by the Company or any of its Subsidiaries from January 1, 2005 through the date hereof.

     (b) No registration statement, prospectus, private placement memorandum or other offering document, or any amendments or supplements to any of the foregoing, utilized in connection with the offering of securities in any Securitization Transaction (collectively, “Securitization Disclosure Documents”), true and correct copies of representative examples of which have been provided to Parent and true and correct copies of which will, after the date hereof, be made available to Parent, as of its effective date (in the case of a registration statement) or its issue date (in the case of any other such document), contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     (c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any trustee, master servicer, servicer or issuer with respect to any Securitization Transaction, has taken or failed to take any action which would reasonably be expected to adversely affect the intended tax characterization or tax treatment for federal, state or local income or franchise tax purposes of the issuer or any securities issued in any such Securitization Transaction. All federal, state and local income or franchise tax and information returns and reports required to be filed by the issuer, master servicer, servicer or trustee relating to any Securitization Transaction, and all tax elections required to be made in connection therewith, have been properly filed or made.

     Section 4.26. Student Loan Portfolio. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

     (a) Each Federal Family Education Loan Program loan (“FFELP Loan”) serviced or administered by the Company or its Subsidiaries has been serviced by the Company or its Subsidiaries, as the case may be, with due diligence and reasonable care and in compliance, in all material respects, with the Federal Family Education Loan Program established under Part B of Title IV of the Higher Education Act of 1965, as amended (20 U.S.C. Sec. 1071 et seq.) and the regulations thereunder (the “Act”), and in accordance with the Company’s or its Subsidiaries’, as the case may be, written policies and all contractual commitments of the Company or its Subsidiaries, as the case may be, with regard to such FFELP Loans.

     (b) Each loan that is not a FFELP loan (the “Private Loans” and together with the FFELP Loans, the “Student Loans”) and is serviced or administered by the Company or its Subsidiaries has been serviced by the Company or its Subsidiaries, as the case may be, with due diligence and reasonable care and in compliance, in all material respects, with applicable Laws, the Company’s written policies and all contractual commitments of the Company or its Subsidiaries, as the case may be, with regard to such Private Loans.

     (c) To the knowledge of the Company, as of the date hereof, all automated data processing systems used by the Company or its Subsidiaries comply in all material respects with all applicable Laws governing guaranty or loan originator or servicing, including, but not limited to, information reporting requirements of the Internal Revenue Service, credit bureau report format requirements of the Consumer Data Industry Association and applicable state Law restrictions on the use of Social Security numbers in correspondence and Internet access.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger. Each of Parent and Merger Subsidiary has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein and other than activities incidental to its formation.

     Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the 1934 Act and any other U.S. state or federal securities laws; (iv) the approval of the FDIC under the Change in Bank Control Act; (v) the approval of the Utah Commissioner under the Utah Financial Institutions Act; (vi) the approval of the NASD; (vii) any required approvals of any state licensing authorities having jurisdiction over the Company and any of its Subsidiaries; and (viii) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     Section 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of the Parent or Merger Subsidiary.

     Section 5.05. Disclosure Documents. None of the information provided by Parent to the Company for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 5.06. Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent,

threatened against or affecting, Parent or Merger Subsidiary that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     Section 5.07. Finders’ Fees. Except for any firm whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 5.08. Financial Activities. Parent will satisfy the conditions for being exempt from the moratorium defined in the January 31, 2007 FDIC Notice of Moratorium on Certain Industrial Bank Applications and Notices.

     Section 5.09. Financing. Subject to receipt of the Financing (as herein defined) in accordance with the Commitment Letters, Parent will have at the Effective Time, and will make available to Merger Subsidiary (or cause to be made available), the funds necessary to pay the aggregate cash consideration payable pursuant to Article 2. Parent has provided to the Company true and complete copies of (a) executed commitment letters (the “Equity Commitment Letters”) from JPMorgan Chase Bank, N.A., J.C. Flowers II L.P. and Bank of America, N.A. confirming the respective counterparties’ commitments to provide Parent with equity financing in an aggregate amount for all such counterparties of up to $8,789,719,439 (the “Equity Financing”) and (b) the executed commitment letter (the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Commitment Letters”) from JPMorgan Chase Bank, N.A., Bank of America, N.A., Banc of America Bridge LLC and Banc of America Securities LLC confirming their respective commitments to provide Parent with up to $16,500,000,000 in aggregate debt financing (the “Debt Financing” and together with the Equity Financing, the “Financing”). Parent has not through the date hereof entered into any agreement not set forth in the Debt Commitment Letter (other than any “flex” provisions contained in the fee letter relating to the Debt Financing) pursuant to which any Person has the right to modify or amend the terms of the Debt Financing described in the Debt Commitment Letter and will not take any such action after the date hereof if such action is reasonably likely to adversely impact the ability of Parent to consummate the Merger or to materially delay the consummation of the Merger. Except in each case to the extent amended or replaced in accordance with the terms of this Agreement, each of the Equity Commitment Letters is in full force and effect, is a valid and binding obligation of each of the parties thereto and has not been amended or modified in any respect (and any amendment or replacement in accordance with the terms of this Agreement will be, when entered into, in full force and effect and a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto). Except in each case to the extent amended or replaced in accordance with the terms of this Agreement, the Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto and, as of the date hereof, has not been amended or modified in any respect (and any amendment or replacement in accordance with the terms of this Agreement will be, when entered into, in full force and effect and a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto). The commitments set forth in the Equity Commitment Letters and the Debt Commitment Letter are subject to no contingencies or conditions other than those set forth in the copies thereof delivered to the Company and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained therein.

     Section 5.10. Solvency. As of the Effective Time, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, (b) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Material Adverse Effect” qualification or exception), (c) receipt of the Financing in accordance with the Commitment Letters and (d) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, immediately after giving effect to the transactions contemplated by this Agreement, including payment of the aggregate consideration payable pursuant to Article 2, the receipt of the Financing by Parent, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Parent, the Company and its Subsidiaries will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

ARTICLE 6
COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01. Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its best efforts to (i) maintain and preserve intact its present business organization and preserve its assets, rights and properties in good repair and condition, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 6.01 of the

Company Disclosure Schedule or with the prior consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

     (a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

     (b) adjust, split, combine, exchange, reclassify, redeem, repurchase or otherwise acquire any capital stock of the Company or any of its Subsidiaries or make, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (ii) dividends on the Series A Preferred Stock in accordance with the terms thereof and (iii) dividends on the Series B Preferred Stock in accordance with the terms thereof;

     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary, (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise), or (iii) issue, award or grant, or authorize the issuance, award or grant, of any right to acquire any Company Securities or Company Subsidiary Securities;

     (d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), other than the acquisition of student loans in the ordinary course of business, directly or indirectly, any assets, securities, properties, interests or businesses, or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, property transfers, or entering into binding agreements with respect thereto) in any Person, in each case having a fair market value in excess of $5 million individually or $40 million in the aggregate;

     (e) sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a Lien any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, in each case if such action would reasonably be expected to result in the book value of the Unencumbered Assets owned by the Company and its Subsidiaries at any time being less than 95% of the aggregate principal amount of the unsecured indebtedness of the Company outstanding at such time;

     (f) other than in the ordinary course of business, make any material loans, advances or capital contributions to, or investments in, any other Person;

     (g) make any capital expenditures (or authorization or commitment with respect thereto) in a manner reasonably expected to cause expenditures of more than $5 million individually or $15 million in the aggregate;

     (h) enter into any new line of business outside of its existing business;

     (i) create, incur, assume, suffer to exist or otherwise be liable with respect to any material indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business and in amounts and on terms consistent with past practices;

     (j) (i) enter into any agreement or arrangement falling within clauses (i) – (iii) of the definition of “Material Contract” or enter into, renew or terminate any Material Contract other than in the ordinary course of business consistent with past practice or (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

     (k) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) other than increases in annual base salary in the ordinary course of business consistent with past practice, increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

     (l) change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

     (m) amend any material Tax Return, change any method of accounting for Tax purposes, enter into any closing agreement with respect to Taxes, make, change or revoke any material Tax election, settle or compromise any material Tax liability or make or surrender any claim for a material refund of Taxes;

     (n) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements that (i) involve the payment of monetary damages not in excess of $1 million individually or $10 million in the aggregate, (ii) otherwise are not material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, and with respect to which Parent is given a reasonable opportunity to consult with the Company prior to the Company taking such action and (iii) do not purport to bind or apply to the Affiliates of Parent; or

     (o) agree, resolve or commit to do any of the foregoing.

     Section 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of, and shall thereat submit for the approval and adoption of such stockholders, this Agreement and the Merger (and the Company’s obligation to do so shall not be affected by any Adverse Recommendation Change (as herein defined)). Subject to Section 6.03(d), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

     Section 6.03. Solicitation; Other Offers.

     (a) [intentionally omitted]

     (b) Subject to Section 6.03(c) and Section 6.03(d), until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its controlled Affiliates authorize or permit any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Company Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make an Acquisition Proposal, (iii) fail to make (and include in the Company Proxy Statement), or withdraw or modify in a manner adverse to Parent, the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), or (iv) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal. Subject to Section 6.03(c) and Section 6.03(d), the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any Company Representatives with respect to any Acquisition Proposal.

     (c) Notwithstanding anything to the contrary contained in Section 6.03(b), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company receives a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Transaction Committee if such committee still exists) believes in good faith to be bona fide, (ii) the Board of Directors of the Company (acting through the Transaction Committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as herein defined) and (iii) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Transaction Committee if such committee still exists) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement (as herein defined), and (y) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. The Company shall promptly, but in any event within one Business Day, notify Parent in the event it receives an Acquisition Proposal from a Person or group of related Persons, including the identity of the Person or Persons make such proposal and the material terms and conditions thereof, and shall keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis. Without limiting the foregoing, the Company shall promptly, but in any event within one Business Day, notify Parent orally and in writing if it begins or determines to begin providing information or engage in discussions concerning an Acquisition Proposal from a Person or group of related Persons pursuant to this Section 6.03(c) .

     (d) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, if the Company receives an Acquisition Proposal which the Board of Directors of the Company

(acting through the Transaction Committee, if such committee still exists) concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (B) below, the Board of Directors of the Company (acting through the Transaction Committee, if such committee still exists) may (i) effect an Adverse Recommendation Change and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors of the Company (acting through the Transaction Committee, if such committee still exists) determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 11.05(a); and provided further, that the Board of Directors may not effect an Adverse Recommendation Change pursuant to the foregoing clause (i) or terminate this Agreement pursuant to the foregoing clause (ii) unless: (A) the Company shall have provided prior written notice to Parent and Merger Subsidiary, at least four Business Days in advance (the “Notice Period”), of its intention to effect an Adverse Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, as the case may be, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), if applicable, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (B) prior to effecting such an Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Merger Subsidiary in good faith (to the extent Parent and Merger Subsidiary desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Board of Directors (acting through the Transaction Committee, if such committee still exists) not to effect an Adverse Recommendation Change or to conclude that such Acquisition Proposal has ceased to constitute a Superior Proposal, as the case may be. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Subsidiary and to comply with the requirements of this Section 6.03(d) with respect to such new written notice, except that the Notice Period shall be reduced to one Business Day.

     (e) The Company agrees that any violations of the restrictions set forth in this Section 6.03 by any of the Company Representatives shall be deemed to be a breach of this Section 6.03 by the Company.

     (f) Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

     (g) As used in this Agreement, the term:

     (i) “Superior Proposal” means an Acquisition Proposal that the Board of Directors of the Company (acting through the Transaction Committee, if such committee still exists) in good faith determines, would result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by Applicable Law; provided that for purposes of the definition of “Superior Proposal”, the references to “25% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”; and

     (ii) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreements and that does not prevent or impede the Company’s compliance with any of its disclosure or other obligations under this Agreement.

     Section 6.04. No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE 7
COVENANTS OF PARENT

     Parent agrees that:

     Section 7.01. Conduct of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action required hereunder that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement.

     Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.03. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

     Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

     (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under Applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Applicable Law), each present and former director and officer of the Company and its Subsidiaries (each, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director or officer of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or related to this Agreement and the transactions contemplated hereby. Parent and the Surviving Corporation, on the one hand, and any Indemnified Person, on the other hand, shall cooperate with respect to any actual or threatened claim, action, suit, proceeding or investigation, and none of them shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation or threatened claim, action, suit, proceeding or investigation with respect to any such Indemnified Person without the prior consent of the other (such consent not to be unreasonably withheld), except that Parent or the Company may settle or compromise any action that (i) includes an unconditional release of such Indemnified Person (which release shall be in form and substance reasonably satisfactory to such Indemnified Person) from all liability arising out of such action, suit, proceeding, investigation or claim and (ii) does not include an admission of fault of such Indemnified Person.

     (b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for the non-cancellable extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with a comparable credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, then the obligations under the preceding sentence shall be fully satisfied if the Surviving Corporation continues, and the Surviving Corporation shall continue, to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.04.

     (d) This Section 7.04 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons and their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 7.04 that is denied by the Surviving Corporation or Parent, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then the Surviving Corporation or Parent shall pay such Indemnified Person’s reasonable costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Surviving Corporation or Parent.

     (e) The rights of the Indemnified Persons under this Section 7.04 shall be in addition to any rights such Indemnified Persons may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement or contract of any Indemnified Person with the Company or any of its Subsidiaries. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Person as provided in the certificate of incorporation or bylaws of the Company or of any Subsidiary of the Company or any indemnification contract or agreement between such Indemnified Person and the Company or any of its Subsidiaries shall survive the Effective Time and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     Section 8.01. Reasonable Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are proper or advisable to consummate the transactions contemplated by this Agreement; and (iii) cooperating with the other in connection with the preparation and filing of any such filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, with respect to the party hereto making a filing, providing copies of all such documents that may be disclosed to third parties under Applicable Law to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with obtaining any requisite approvals, consents, registrations, permits, authorizations and other confirmations by or from any third party or Governmental Authority. If any objections are asserted with respect to the transactions contemplated by this Agreement under any Applicable Law or if any action, suit or other proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Applicable Law, Parent and the Company shall use their respective reasonable best efforts promptly to resolve such objections. Without limiting the generality of the foregoing, Parent shall agree to hold separate or to divest any of the businesses or properties or assets of the Company and its Subsidiaries, and the Affiliates of Parent agree to restructure the equity ownership of Parent and the related governance rights with respect to Parent or the Company and its Subsidiaries to obtain HSR Act clearance (the “Specified Actions”), if and as may be required (i) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under any Applicable Law (it being understood and agreed that the foregoing shall include the prompt divestiture, liquidation, sale or other disposition of, or other appropriate action (including the placing in a trust or otherwise holding separate) with respect to Company Bank, if Parent has been unable to obtain the requisite regulatory approvals relating to Company Bank in a reasonably timely manner customary for other transactions of a similar nature), or (ii) by any domestic or foreign court or other tribunal, in any action, suit or other proceeding brought by a private party or Governmental Authority challenging such transactions as violative of any Applicable Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in connection with obtaining the foregoing approvals, consents, registrations, permits, authorizations and other confirmations and in taking actions to resolve any such objections, (i) Parent shall not be required to take actions that would be reasonably likely to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, and (ii) other than the Specified Actions, the Affiliates of Parent (other than, after the Effective Time, the Company and its Subsidiaries) shall not be required to take any actions, be subject to any conditions or enter into any agreements or commitments with respect to their respective businesses or the Company and its Subsidiaries.

     (b) In furtherance and not in limitation of the foregoing and subject to Applicable Law, each of Parent and the Company shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between Parent or the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, and any third party and/or any Governmental Authority with respect to such transactions. Subject to Applicable Law, and except as prohibited by the applicable Governmental Authority, no party hereto shall independently participate in any meeting, or engage in any substantive conversation, with such Governmental Authority with respect to the transactions contemplated hereby without giving the other party hereto prior notice of the meeting and the opportunity to attend and/or participate. The parties hereto shall consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Authority by or on behalf of any party hereto in connection with the transactions contemplated hereby. In furtherance of the foregoing and not in limitation, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby promptly and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and take all other reasonable actions consistent with Section 8.01(a) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     Section 8.02. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     (b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement, in each case each time before either such document (or any amendment thereto) is filed with the SEC, and Company shall incorporate the reasonable comments of Parent and its counsel in the Company Proxy Statement. The Company shall (i) promptly provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) permit Parent and its counsel to participate in the response to those comments, including by participating in any discussions or meetings with the SEC, and shall incorporate the reasonable comments of Parent and its counsel in that response.

     Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement (which shall be deemed to include any widely disseminated or general communication to the Company’s non-executive employees) or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

     Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreements, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, employees, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

     Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

     (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied;

     (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied;

     (c) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent; and

     (d) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby;

provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit or otherwise affect the remedies available hereunder to the party receiving that notice. The Company shall notify Parent, on a reasonably current basis, subject to Applicable Law, of any events or changes with respect to any regulatory investigation or action involving the Company or any of its Affiliates, and shall reasonably cooperate with Parent or its Affiliates in efforts to mitigate any adverse consequences to Parent or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

     Section 8.07. Confidentiality. Parent and Merger Subsidiary shall hold, and shall cause their counsel, financial advisors, auditors and other authorized representatives to hold, in strict confidence all nonpublic documents and confidential information furnished to Parent, Merger Subsidiary or any of such counsel, financial advisors, auditors and other authorized representatives in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreements.

     Section 8.08. Employee Matters. (a) For a period of 12 months following the Closing Date, each of the Company and Parent agree to provide, or cause the Company and each of its Subsidiaries to provide, to each employee of the Company or any of its Subsidiaries base salary and annual bonus opportunities not less than, and benefits that in the aggregate are substantially similar to, the base salary and annual bonus opportunities and benefits provided to each such employee immediately prior to the Effective Time (excluding, for all purposes, equity-based compensation); provided that no provision of this Section 8.08(a) shall give any employee of the Company or any of its Subsidiaries any right to continued employment or impair in any way the right of the Company or any of its Subsidiaries to terminate the employment of any employee.

     (b) Each of the Company and Parent shall give, or cause the Company and each of its Subsidiaries to give, all current and former employees of the Company or any of its Subsidiaries full credit for purposes of eligibility, vesting and benefit accrual (but not including accrual of benefits under any defined benefit pension plan), under the employee benefit plans and arrangements maintained by Parent or the Company, its Subsidiaries or Affiliates in which such employees participate after the Effective Time, for such employees’ service with the Company, its Subsidiaries or their respective Affiliates or predecessors prior to such date, except as would result in a duplication of benefits.

     (c) With respect to all welfare benefit plans maintained by Parent or the Company or its Subsidiaries for the benefit of employees of the Company or any of its Subsidiaries on and after the Effective Time, each of the Company and Parent shall, or shall cause the Company’s Subsidiaries to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such employees with respect to similar plans maintained by the Company or any of its Subsidiaries prior to the Effective Time.

     (d) No provision of this Section 8.08 shall create any third party beneficiary rights in any employee or former employees of the Company (including any beneficiary or dependent thereof) or in any other Person nor shall any such provision constitute an amendment of any compensation and/or benefit plan, program, agreement or arrangement.

     Section 8.09. Financing.

     (a) Parent shall, subject to the terms and conditions of the Equity Commitment Letters, complete the Equity Financing as part of the consummation of the Merger and shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter (provided that Parent and Merger Subsidiary may (i) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, (ii) otherwise replace or amend the Debt Commitment Letter so long as such action would not reasonably be expected to materially delay or prevent the Merger and the terms are not materially less beneficial to Parent or Merger Subsidiary, with respect to conditionality, than those in the Debt Commitment Letter as in effect on the date of this Agreement and (iii) engage in an equity syndication to include other investors in Parent (the “Equity Syndication”)), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein (including the flex provisions) or on other terms reasonably acceptable to Parent and not in violation of this Section 8.09(a) and (ii) satisfy on a timely basis all conditions applicable to such Financing in such definitive agreements. In the event that all conditions to the availability of the Financing (other than, with respect to the Debt Financing, the funding of the Equity Financing) have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and other Persons to fund the Debt Financing and Equity Financing required to consummate the Merger on the Closing Date. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (i) Parent shall promptly notify the Company and (ii) Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Subsidiary (as determined in the reasonable judgment of Parent), in an amount sufficient to consummate the transactions contemplated by this Agreement, as promptly as possible. For the avoidance of doubt, in the event that (i) all or any portion of the high yield notes issuance described in the Debt Commitment Letter (the “High-Yield Financing”) has not been consummated, (ii) all closing conditions contained in Article 9 (other than those contained in Section 9.02(a)(iii) and Section 9.03(iii)) shall have been satisfied or waived, and (iii) the bridge facilities contemplated by the Debt Commitment Letter are available on the terms and conditions described in the Debt Commitment Letter, then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated High-Yield Financing, or a portion thereof, as promptly as practicable following the final day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of 30 consecutive calendar days (i) during and at the end of which Parent shall have (and its financing sources shall have access to), in all material respects, the Required Information (as herein defined) and (ii) throughout and at the end of which the conditions set forth in Section 9.01 and Section 9.02 (other than the receipt of the certificate referred to therein) shall be satisfied; provided that if all of the conditions set forth in the foregoing clauses (i) and (ii) have been met, except that the condition set forth in Section 9.01(a) has not been met because the Company Stockholder Meeting has not yet been held, then, unless a bona fide Acquisition Proposal has been made and remains outstanding, the Marketing Period shall commence on the date that is 21 calendar days prior to the date of the Company Stockholder Meeting; provided further that the Marketing Period shall end on any earlier date that is the date on which the High-Yield Financing and the Debt Financing (other than any portion of the Debt Financing that constituted bridge financing with respect to such High-Yield Financing) is consummated; provided further that the Marketing Period must occur either entirely before or entirely after the periods (i) from and including August 18, 2007 through and including September 3, 2007 or (ii) from and including December 22, 2007 through and including January 1, 2008. Nothing contained in this Agreement shall prohibit Parent or Merger Subsidiary from entering into agreements relating to the Financing or the operation of Parent, Merger Subsidiary or, as of the Effective Time, the Company and its Subsidiaries, including the Equity Syndication (so long as such agreement or entering into such agreements would not reasonably be expected to materially delay the consummation of the Merger). For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment remaining in effect at the time in question).

     (b) As promptly as reasonably practicable after the date hereof, and prior to the consummation of the Merger, the Company shall, and shall cause its Subsidiaries to, and use reasonable best efforts to cause the Company Representatives to, at Parent’s sole expense for any and all reasonable and documented out-of-pocket expenses, provide to Parent and Merger Subsidiary such cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing (which term shall include, solely for purposes of this Section 8.09(b), all of the facilities set forth in the Debt Commitment Letter), the High-Yield Financing or the Equity Syndication (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, the High-Yield Financing or Equity Syndication, including execution and delivery of customary representation letters in connection with bank information memoranda (including with respect to the absence of material non-public information in materials furnished to “public side” lenders); provided that any private placement memoranda or prospectuses in relation to high yield debt securities or the Equity Syndication need not be issued by the Company or any of its Subsidiaries; provided further that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (iii) as promptly as reasonably practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) (other than Rule 3-10 of Regulation S-X) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the High-Yield Financing, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made, or as otherwise reasonably required in connection with the Debt Financing, the High-Yield Financing, the Equity Syndication and the transactions contemplated by this Agreement or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the High-Yield Financing (all such information in this clause (iii), the “Required Information”); (iv) using reasonable best efforts to obtain customary accountants’ comfort letters, legal opinions, appraisals, surveys, title insurance and other documentation and items relating to the Debt Financing and the High-Yield Financing as reasonably requested by Parent and, if requested by Parent or Merger Subsidiary, to cooperate with and assist Parent or Merger Subsidiary in obtaining such documentation and items; (v) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date; (vi) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing and Equity Syndication) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens); (vii) taking commercially reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time and (B) establish, effective as of the Effective Time, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing; (viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any of its Subsidiaries is a party and to arrange discussions among Parent, Merger Subsidiary and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time; and (ix) taking all corporate actions, subject to the Effective Time, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing, the High-Yield Financing and/or the Equity Syndication and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries (not needed for other purposes), to be made available to Parent on the Closing Date to consummate the Merger; it being understood that the Company shall have satisfied each of its obligations set forth in clauses (i) through (ix) of this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided (provided that, for the avoidance of doubt, the Marketing Period shall not be considered to have commenced or expired, or the condition set forth in Section 9.02(a)(i) satisfied, unless during and at the end of the Marketing Period Parent shall have (and its financing sources shall have access to), in all material respects, the Required Information). The Company will take reasonable best efforts to periodically update any such Required Information provided to Parent pursuant to clause (iii) of the foregoing sentence as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and the High-

Yield Financing; provided that such logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage the Company or any of its Subsidiaries, the reputation or goodwill of the Company or any of its Subsidiaries or any of their assets, including their logos and marks. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 8.09(b) or otherwise in connection with the Debt Financing, the High-Yield Financing or the Equity Syndication (i) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent or (ii) to incur any out-of-pocket expense unless such expense is advanced or substantially simultaneously reimbursed by Parent. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Company Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, the High-Yield Financing or the Equity Syndication and any information utilized in connection therewith, in each case except with respect to any written information provided by the Company or its Subsidiaries. Nothing contained in this Section 8.09(b) or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing or the High-Yield Financing prior to the Closing Date. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Subsidiary or their representatives pursuant to this Section 8.09(b) shall be kept confidential by them in accordance with the Confidentiality Agreements except for disclosure to potential investors or lenders as required in connection with the Debt Financing, the High-Yield Financing and the Equity Syndication subject to customary confidentiality protections.

     Section 8.10. Convertible Notes. If requested by Parent in writing, the Company shall, to the extent permitted by the indenture governing the Convertible Notes, issue a notice of redemption for the outstanding Convertible Notes pursuant to the applicable provisions of the indenture; provided that to the extent that such action can be conditioned on the occurrence of the Effective Time, it will be so conditioned; and provided, further, that prior to the Company being required to take any action that cannot be conditioned on the occurrence of the Effective Time, prior to the Closing Date, Parent or Merger Subsidiary shall irrevocably deposit, or shall cause to be irrevocably deposited with the trustee under the indenture sufficient funds to effect such redemption.

ARTICLE 9
CONDITIONS TO THE MERGER

     Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

     (b) no Applicable Law shall prohibit the consummation of the Merger; and

     (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and such other approvals and consents the failure of which to obtain would result in a Material Adverse Effect shall have been obtained.

     Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) subject to the standard set forth in Section 11.01, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and (iii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

     Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10
TERMINATION

     Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the 10-month anniversary of the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred or the Company shall have intentionally breached its obligations under Section 6.02 or Section 6.03 in any material respect; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is not cured, or is incapable of being cured, within 60 days of receipt of written notice by Parent to the Company (but not later than the End Date); provided that neither Parent nor Merger Subsidiary is then in breach of this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.03 not to be satisfied; or

(d) by the Company:

(i) prior to obtaining the Company Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 6.03(d);

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 9.03 not to be satisfied, and such condition is not cured, or is incapable of being cured, within 60 days of written notice by the Company to Parent (but not later than the End Date); provided that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.02(a) not to be satisfied; or

(iii) if the Merger shall not have been consummated on the second Business Day after the final day of the Marketing Period and all of the conditions set forth in Section 9.01, Section 9.02(a)(i) and Section 9.02(a)(ii) have been satisfied and at the time of such termination such conditions continue to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, except that (i) the provisions of this Section 10.02 and Sections 8.07, 11.05, 11.08, 11.09 and 11.10 shall survive any termination hereof pursuant to Section 10.01 and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful and material breach of any provision of this Agreement. Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Subsidiary fail to effect the Merger or otherwise are in breach of this Agreement, then the aggregate liability of Parent, Merger Subsidiary and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall be limited to the amount of the Parent Termination Fee (as herein defined); and no Person shall have any rights under any Equity Financing Commitments, whether at law or equity, in contract, in tort or otherwise (without prejudice to the Company’s rights under the Limited Guarantee, dated as of April 15, 2007, by J.C. Flowers II L.P. in favor of the Company, the Limited Guarantee, dated as of April 15, 2007, by JPMorgan Chase Bank, N.A. in favor of the Company and the Limited Guarantee, dated as of April 15, 2007, by Bank of America, N.A. in favor of the Company). None of Parent, Merger Subsidiary or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement except as expressly provided herein (including Section 11.14) .

ARTICLE 11
MISCELLANEOUS

     Section 11.01. Standard. No representation or warranty of the Company contained in this Agreement shall be deemed untrue or incorrect for purposes of Section 9.02, and the Company shall not be deemed to have breached a representation or warranty for purposes of Section 9.02, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in this Agreement, has had or would be reasonably expected to have a Material Adverse Effect with respect to the Company (disregarding for purposes of this Section 11.01 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 4.02, Section 4.04(i), Section 4.05, Section 4.14 and Section 4.15 shall be deemed untrue and incorrect if not true and correct in all material respects.

     Section 11.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Parent or Merger Subsidiary, to:

c/o J.C. Flowers & Co. LLC
717 Fifth Avenue, 26th Floor
New York, New York 10022
Attention: Sally A. Rocker
Facsimile No.: (646) 349-4890

     with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Craig M. Wasserman
Attention: Nicholas G. Demmo
Facsimile No.: (212) 403-2000

     and

Sullivan & Cromwell LLP
125 Broad Street

New York, NY 10004
Attention: Alan J. Sinsheimer
Attention: Mitchell S. Eitel
Facsimile No.: (212) 558-3588

     if to the Company, to:

SLM Corporation
12061 Bluemont Way
Reston, VA 20190
Attention: Robert S. Lavet
Facsimile No.: (703) 984-6587

     with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: George R. Bason, Jr.
Attention: Leonard Kreynin
Facsimile No.: (212) 450-3800

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.03. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 11.03 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

     Section 11.04. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of Company Stock; provided further that any waiver by the Company or entry into an amendment by the Company shall be approved by the Transaction Committee, if such committee still exists.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

     Section 11.05. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If a Payment Event (as herein defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds) the Termination Fee (as herein defined) in accordance with the last sentence of this Section 11.05(b) . As used herein, “Termination Fee” means $900,000,000. As used herein, “Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(c)(i) or Section 10.01(d)(i), or (y) Section 10.01(b)(i) or Section 10.01(b)(iii) but only if, in the case of this clause (y), (A) prior to the Company Stockholder Meeting, or the End Date, as the case may be, a bona fide Acquisition Proposal shall have been made by a Third Party, and (B) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, any Person; (2) any Person, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) any Person, directly or indirectly, acquires more than 50% of the outstanding shares of Company Stock or (4) the Company enters into any agreement in contemplation of any of transaction described in the preceding clauses (1) – (3). If a Payment Event occurs due to a termination of this Agreement (i) by the Company pursuant to Section 10.01(d)(i), the Termination Fee shall be payable simultaneously with the occurrence of such Payment Event and (ii) for any other reason, the Termination Fee shall be payable within two Business Days following any Payment Event.

     (c) In the event that the Company shall terminate this Agreement pursuant to (x) Section 10.01(d)(ii) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 9.01, Section 9.02(a)(i) or Section 9.02(a)(ii) not to be satisfied on the End Date, (y) the Company shall terminate this Agreement pursuant to Section 10.01(d)(iii) or (z) either party shall terminate this Agreement pursuant to Section 10.01(b)(i) if the Effective Time has not occurred prior to the End Date as a result of Parent or its Affiliates failing to satisfy the HSR Act condition to closing as set forth in Section 9.01(c), then in any such event, Parent shall pay to the Company a termination fee of $900,000,000 in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. The Parent Termination Fee shall be payable within two Business Days following any such termination.

     (d) Each of the parties acknowledges that the agreements contained in this Section 11.05 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.

     Section 11.06. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent, but shall not be deemed to constitute an admission, or otherwise imply, that any matter so referenced rises to the level of a Material Adverse Effect or is otherwise material for any purposes under this Agreement.

     Section 11.07. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the rights to payments pursuant to Article 2 or as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

     Section 11.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 11.09. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.02 shall be deemed effective service of process on such party.

     Section 11.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including facsimile counterparts), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 11.12. Entire Agreement. This Agreement and the Confidentiality Agreements constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 11.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that Parent and Merger Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the performance of the terms and provisions hereof by the Company in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Subsidiary or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Sections 10.01, 10.02 and 11.05.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SLM CORPORATION

By:	/s/ Albert L. Lord

	Name:	Albert L. Lord
	Title:	Chairman of the Board of Directors

MUSTANG HOLDING COMPANY INC.

By:	/s/ David Schamis

	Name:	David Schamis
	Title:	President

MUSTANG MERGER SUB, INC.

By:	/s/ David Schamis

	Name:	David Schamis
	Title:	President